Exhibit 99.1

Owlet Announces Fourth Quarter and Fiscal Year 2021 Financial Results

LEHI, Utah—March 7, 2022— Owlet, Inc. (“Owlet” or the “Company”) (NYSE: OWLT) today reported preliminary, unaudited financial results for the fourth quarter and fiscal year ended December 31, 2021. Owlet’s Chief Executive Officer, Kurt Workman, and Chief Financial Officer, Kate Scolnick, will host a conference call to review the Company’s results today at 5 p.m. ET.

Recent Highlights

•	Generated revenues of $75.8 million and gross profit of $35.1 million in fiscal year 2021, exceeding fiscal year 2020

•	Expanded product availability across Europe, with over 100% growth in international revenue from 2020 to 2021

•	Launched the new Dream product line domestically in January 2022, including Dream Sock and Dream Duo, which were named “The Best New Tech for Families” by PARENTS magazine

•	Recorded highest-ever non-promotional sales days on owletcare.com in the first two days of the Dream launch

•	Launched new sleepwear line with the Owlet Sleeper

•	Received ISO 13485 and MDSAP certifications, as the Company works toward the necessary requirements for medical device manufacturer quality systems

“Our team has done a phenomenal job bringing the new Dream Sock and Dream Duo products to market in the U.S., and I’m encouraged by the enthusiasm and feedback thus far from parents,” said Kurt Workman, Owlet Co-Founder and Chief Executive Officer. “Outside of the U.S., we’ve made great strides in our international expansion efforts in Europe in 2021, and in 2022 we plan to grow in Latin America and Asia. We have an exciting product roadmap, and we continue forward in our efforts toward medical device submission. We remain anchored to our mission and the huge opportunity to help expand care at home and truly empower parents.”

Financial Results for the Fourth Quarter and Fiscal Year Ended December 31, 2021

Through the first three quarters of 2021, Owlet’s revenues were $78.4 million, up 44% for the first three quarters of the year compared to the same period in 2020. Early in the fourth quarter, Owlet received a Warning Letter from FDA that resulted in the Company’s decision to halt sales of all Smart Sock products in the U.S. while it works to obtain FDA pre-market authorization.

In partnership with U.S. retailers and to support strong retailer relationships, the Company accepted returns for Smart Sock and Owlet Monitor Duo products. As a result of the accepted and anticipated product returns from U.S. retailers, the Company recorded a contra-revenue adjustment of $23.2 million, resulting in total net negative revenues of $2.5 million for the fourth quarter of 2021. Owlet does not anticipate additional material return adjustments for Smart Sock in the U.S. in future periods.

Cost of revenues for the quarter ended December 31, 2021 was $3.5 million, including a benefit of $8.2 million related to product returns, and gross profit was negative $6.0 million.

Operating expenses for the fourth quarter were $27.3 million compared to $13.5 million for the same period in 2020. The increase in operating expenses for the fourth quarter of 2021 was primarily for planned increases in spending associated with the scaling of the business including expanded headcount and higher marketing spend.

Operating loss and net loss for the quarter ended December 31, 2021 were $33.3 million and $24.1 million, respectively, as compared with $3.4 million operating loss and $5.8 million net loss for the same period in 2020.

EBITDA loss for the fourth quarter of 2021 was $23.3 million, compared to EBITDA loss of $5.2 million for the same period in 2020.

Adjusted EBITDA loss for the fourth quarter of 2021 was $31.3 million compared to Adjusted EBITDA loss of $2.4 million for the same period in 2020.

Net loss per share for the quarter ended December 31, 2021 was $0.22, compared to net loss per share of $0.26 for the same period in 2020. Adjusted net loss per share was $0.29 for the quarter ended December 31, 2021, compared to adjusted net loss per share of $0.14 for the same period in 2020.

For the year ended December 31, 2021, revenues were $75.8 million, an increase of $0.4 million, or 0.6%, from $75.4 million for the year ended December 31, 2020. The $23.9 million year-over-year increase during the first nine months of 2021 was substantially offset by contra-revenue in the fourth quarter of 2021 due to the impact of the FDA Warning Letter. The Company has accrued returns of $20.1 million related to the anticipated and accepted product returns, as of December 31, 2021. Return estimates were developed in partnership with retailers, and the Company does not anticipate material return adjustments for Smart Sock in the U.S. in future periods.

Cost of revenues for the year ended December 31, 2021 was $40.8 million, including a benefit of $8.2 million related to product returns in the fourth quarter, and gross profit was $35.1 million. Related to the anticipated and accepted product returns, as of December 31, 2021, the Company has recorded a $6.7 million asset within prepaid expenses and other current assets for inventory expected to be received but not yet returned, and $1.4 million within inventory for returned inventory received as of December 31, 2021.

For the year ended December 31, 2021, gross margin was 46.2% compared to 47.6% for the same period in 2020. Year-over-year gross margin was negatively impacted by product returns in the fourth quarter of 2021 and increased transportation and materials costs over 2020, partially offset by lower warranty expense.

Operating expenses for the year ended December 31, 2021 were $90.9 million compared to $42.9 million for the same period in 2020. The increase in year-over-year operating expenses was for planned increases in spending associated with the scaling of the business, increased marketing spend, and expenses related to Owlet’s merger transaction with Sandbridge Acquisition Corp.

Operating loss and net loss for the year ended December 31, 2021 were $55.8 million and $71.7. million, respectively, as compared with $7.0 million operating loss and $10.5 million net loss for the same period in 2020.

EBITDA loss for the year ended December 31, 2021 was $42.7 million, compared to EBITDA loss of $8.2 million for the same period in 2020.

Adjusted EBITDA loss for the year ended December 31, 2021 was $45.2 million compared to Adjusted EBITDA loss of $4.6 million for the same period in 2020.

Net loss per share for the year ended December 31, 2021 was $1.13, compared to net loss per share of $0.48 for the same period in 2020. Adjusted net loss per share was $0.76 for the year ended December 31, 2021, compared to adjusted net loss per share of $0.31 for the same period in 2020.

Financial Outlook

Gross billings for January and February 2022 were slightly higher than the same time period in 2021. Gross billings is defined as amounts invoiced to customers prior to the impact of adjustments, such as promotions, discounts and other allowances. Additionally, all of the Company’s major U.S. retailers have the Dream product line available online and many have the Dream product line in their stores. The Company anticipates all of its major U.S. retailers will have the Dream product line fully available online and in stores by the end of the first quarter of 2022.

Because the Dream product line is new and rapidly ramping across the Company’s go-to-market channels online and in stores over the course of the first quarter and the Company is actively in the process of receiving and reworking product inventory, Owlet is not providing guidance for 2022 financial expectations at this time. The Company anticipates providing an updated outlook when reporting first quarter 2022 results.

Conference Call and Webcast information

Owlet will host a conference call and audio webcast today at 5 p.m. ET to discuss these results.

Domestic:	(844) 200-6205
Domestic Local:	(646) 904-5544
All Other:	(929) 526-1599
Access Code:	796365

Parties wishing to access the call via webcast should use the link in the Investors section of the Owlet website at investors.owletcare.com.

A replay of the webcast will be available in the Investors section of the website approximately 30 minutes after the conclusion of the call. Parties wishing to listen to the replay by phone may do so by dialing (866) 813-9403 or (929) 458-6194 (U.S.), and +44 204 525-0658 (International) and referencing access code 396273.

About Owlet, Inc.

Owlet was founded by a team of parents in 2012. Owlet’s mission is to empower parents with the right information at the right time, to give them more peace of mind and help them find more joy in the journey of parenting. Owlet’s digital parenting platform aims to give parents real-time data and insights to help parents feel more calm and confident. Owlet believes that every parent deserves peace of mind and the opportunity to feel their well-rested best. Owlet also believes that every child deserves to live a long, happy, and healthy life, and is working to develop products to help further that belief. To learn more, visit www.owletcare.com.

Forward-Looking Statement Disclaimer

Certain statements, estimates, targets and projections in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events or Owlet’s future financial or operating performance. For example, statements relating to the regulatory status of Owlet’s products are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Owlet and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: Owlet’s competition; the regulatory pathway for Owlet products and responses from regulators, including the U.S. Food and Drug Administration and similar regulators outside of the United States; the ability of Owlet to maintain relationships with customers, manufacturers and suppliers and retain Owlet’s management and key employees; changes in applicable laws or regulations; the possibility that Owlet may be adversely affected by other economic, business, regulatory and/or competitive factors; the ability of Owlet to implement its strategic initiatives and continue to innovate its existing products; the ability of Owlet to defend its intellectual property and satisfy regulatory requirements; the impact of the COVID-19 pandemic on Owlet’s business; Owlet’s limited operating history and history of losses; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Form 10-Q for the quarter ended September 30, 2021, and in other reports the Company files with or furnishes to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this press release. While Owlet may elect to update such forward-looking statements at some point in the future, other than as required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change.

Non-GAAP Financial Measures

This press release includes references to financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net loss and Adjusted net loss per share. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.

The Company’s non-GAAP financial measures should not be considered as an alternative to net loss or net loss per share as a measure of financial performance or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. EBITDA is defined as net loss adjusted for income tax provision, interest expense, interest income, and depreciation and amortization. Adjusted EBITDA is defined as net loss adjusted for income tax provision, interest expense, interest income, depreciation and amortization, preferred and common stock warrant liability adjustments, stock-based compensation, transaction costs, loss on extinguishment of debt, and gain on loan forgiveness. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues. Adjusted net loss is defined as net loss adjusted for interest expense from contingent beneficial conversion feature, preferred stock and common stock warrant liability adjustments, stock-based compensation, transaction costs, loss on extinguishment of debt, and gain on loan forgiveness. Adjusted loss per share is defined as Adjusted net loss divided by weighted-average shares of common stock.

The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the Company’s non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of Company’s non-GAAP financial measures. The Company’s presentation of Company’s non-GAAP financial measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. There can be no assurance that the Company will not modify the presentation of the Company’s non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.

Owlet, Inc.

Condensed Consolidated Balance Sheets - Preliminary, Unaudited1

(in millions)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$95.1	$17.0
Accounts receivable	10.5	10.5
Inventory	18.0	7.9
Prepaid expenses and other current assets	12.3	2.2

Total current assets	135.8	37.6
Property and equipment, net	1.9	1.7
Intangible assets, net	1.7	0.6
Other assets	0.7	0.2

Total assets	$140.0	$40.1

Liabilities, Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$27.8	$16.4
Accrued and other expenses	31.7	10.6
Deferred revenues	1.1	1.6
Line of credit	—	9.7
Current portion of related party convertible notes payable	—	6.9
Current portion of long-term debt	8.5	2.0

Total current liabilities	69.1	47.3
Long-term debt, net	8.0	10.2
Preferred stock warrant liability	—	3.0
Common stock warrant liability	7.1	—
Other long-term liabilities	0.7	0.5

Total liabilities	84.9	60.9
Total redeemable convertible preferred stock	—	47.2
Total stockholders’ equity (deficit)	55.2	(68.0)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$140.0	$40.1

Owlet, Inc.

Condensed Consolidated Cash Flows - Preliminary, Unaudited1

(in millions)

	For the Years Ended December 31,
	2021	2020
Net cash used in operating activities	$(40.6)	$(0.1)

Net cash used in investing activities	(2.0)	(1.1)

Net cash provided by financing activities	120.6	6.5

Net change in cash and cash equivalents	$78.0	$5.3

[1]	Amounts may not sum due to rounding

Owlet, Inc.

Consolidated Statements of Operations and Comprehensive Loss - Preliminary, Unaudited1

(in millions, except share and per share amounts)

	Three Months Ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenues	$(2.5)	$21.0	$75.8	$75.4
Cost of revenues	3.5	10.8	40.8	39.5

Gross profit	$(6.0)	$10.2	$35.1	$35.9
Operating expenses:
General and administrative	9.8	4.5	32.3	13.1
Sales and marketing	10.3	6.2	37.1	19.3
Research and development	7.2	2.8	21.4	10.5

Total operating expenses	$27.3	$13.5	$90.9	$42.9

Operating loss	$(33.3)	$(3.4)	$(55.8)	$(7.0)

Other income (expense):
Gain on loan forgiveness	—	—	2.1	—
Interest expense, net	(0.4)	(0.4)	(1.8)	(1.4)
Interest expense from contingent beneficial conversion feature	—	—	(26.1)	—
Preferred stock warrant liability adjustment	—	(2.0)	(5.6)	(2.0)
Common stock warrant liability adjustment	10.0	—	15.7	—
Other income (expense), net	(0.3)	(0.1)	(0.3)	(0.2)

Total other income (expense), net	$9.3	$(2.4)	(15.9)	(3.5)

Loss before income tax provision	(24.0)	(5.8)	(71.7)	(10.5)
Income tax provision	—	—	—	—

Net loss and comprehensive loss	$(24.1)	$(5.8)	$(71.7)	$(10.5)

Net loss per share attributable to common stockholders, basic and diluted	$(0.22)	$(0.26)	$(1.13)	$(0.48)

Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	110,087,581	22,050,904	63,216,912	21,956,848

[1]	Amounts may not sum due to rounding

Owlet, Inc.

Reconciliation of GAAP to Non-GAAP Measures - Preliminary, Unaudited1

(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net Loss	$(24.1)	$(5.8)	$(71.7)	$(10.5)
Income tax provision	—	—	—	—
Interest expense, net	0.4	0.4	1.8	1.4
Interest expense from contingent beneficial conversion feature	—	—	26.1	—
Depreciation and amortization	0.3	0.3	1.1	0.9

EBITDA	$(23.3)	$(5.2)	$(42.7)	$(8.2)
Preferred stock warrant liability adjustment	—	2.0	5.6	2.0
Common stock warrant liability adjustment	(10.0)	—	(15.7)	—
Stock based compensation	1.9	0.4	4.3	1.1
Transaction costs	—	0.4	5.3	0.4
Loss on extinguishment of debt	—	—	0.2	0.2
Gain on loan forgiveness	—	—	(2.1)	—

Adjusted EBITDA	$(31.3)	$(2.4)	$(45.2)	$(4.6)

Net loss margin	NM	(27.6)%	(94.5)%	(14.0)%
Adjusted EBITDA margin	NM	(11.4)%	(59.6)%	(6.1)%

Owlet, Inc.

Reconciliation of GAAP to Non-GAAP Measures - Preliminary, Unaudited1

(in millions, except per share amounts)

	Three Months Ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net Loss	$(24.1)	$(5.8)	$(71.7)	$(10.5)
Non-GAAP Adjustments:
Interest expense from contingent beneficial conversion feature	—	—	26.1	—
Preferred stock warrant liability adjustment	—	2.0	5.6	2.0
Common stock warrant liability adjustment	(10.0)	—	(15.7)	—
Stock based compensation	1.9	0.4	4.3	1.1
Transaction costs	—	0.4	5.3	0.4
Loss on extinguishment of debt	—	—	0.2	0.2
Gain on loan forgiveness	—	—	(2.1)	—

Adjusted Net Loss	$(32.1)	$(3.0)	$(48.2)	$(6.9)

Net loss per share	$(0.22)	$(0.26)	$(1.13)	$(0.48)

Adjusted net loss per share	$(0.29)	$(0.14)	$(0.76)	$(0.31)

Weighted-average number of shares outstanding	110,087,581	22,050,904	63,216,912	21,956,848

[1]	Amounts may not sum due to rounding

Investors

Mike Cavanaugh

ICR Westwicke

Phone: (617) 877-9641

mike.cavanaugh@westwicke.com

Media

Jane Putnam

Owlet, Inc.

Phone: (801) 647-0025

jputnam@owletcare.com